FUND ACCOUNTING SERVICING AGREEMENT THIS FUND ACCOUNTING SERVICING AGREEMENT (the “Agreement”) is made and entered into as of the last day written on the signature page, by and between CHURCHILL DIRECT LENDING FUND, a Delaware statutory trust (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC, D/B/A/ U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”). WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end non-diversified management investment company; WHEREAS, Fund Services is, among other things, in the business of providing accounting services for the benefit of its customers; and WHEREAS, the Fund desires to retain Fund Services to provide the accounting services described herein, all as more fully set below. NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows: 1. Engagement of Fund Services The Fund hereby engages Fund Services to provide the accounting services specified herein on the terms and conditions set forth in this Agreement with respect to the Fund. Fund Services hereby accepts such engagement and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder. 2. Services and Duties of Fund Services Fund Services shall provide the following fund accounting services to the Fund: A. Portfolio Accounting Services: (1) Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser. (2) For each valuation date obtain prices from a pricing source approved by the Board of Directors of the Fund (the “Board of Directors” or the “Directors”) and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors, or a designee thereof, shall approve, in good faith, procedures for determining the fair value for such securities. (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4) Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date. (5) On a daily basis, reconcile portfolio holdings and cash of the Fund with the Fund’s custodian and/or prime brokerage account(s). (6) Review the impact of current day’s activity on a per share basis and review changes in market value. B. Expense Accrual and Payment Services: (1) For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount. (2) Process and record payments for the Fund expenses upon receipt of written authorization from the Fund. (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by Fund Services and the Fund. (4) Provide expense accrual and payment reporting. C. Fund Valuation and Financial Reporting Services: (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis. (2) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date. (3) Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon. (4) Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus or other operative documents. (5) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time. (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7) Prepare monthly reconciliations of sub-ledger reports to month-end ledger balances. D. Tax Accounting Services: (1) Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for regulated investment companies as defined under the Internal Revenue Code of 1986, as amended. (2) Maintain tax lot detail for the Fund’s investment portfolio. (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund. (4) Provide the necessary financial information to support the taxable components of income and capital gain distributions to the Fund’s transfer agent to support tax reporting to the shareholders. E. Compliance Control Services: (1) Support reporting to regulatory bodies and financial statement preparation by making the Fund's accounting records available to the Fund, the Securities and Exchange Commission (the “SEC”), and the independent accountants. (2) Maintain accounting records for the Fund as required by the 1940 Act and regulations provided thereunder. (3) Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein. (4) In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), Fund Services will provide the Fund’s Chief Compliance Officer with reasonable access to Fund Services’ fund records relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving Fund Services that affect or could affect the Fund. (5) Cooperate with the Fund’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination. F. Fund Services will perform the following accounting functions on a monthly basis reconcile cash and investment balances of the Fund with the Fund’s custodian and provide the Fund with the beginning cash balance available for investment purposes. G. In addition, Fund Services will: (1) Prepare monthly security transactions listings. (2) Supply various statistical data as requested by the Fund on an ongoing basis. (3) Prepare a monthly reconciliation between the Fund’s cash portfolio as held on Fund Services’ accounting records and the Fund’s internal records. (4) Pay Fund expenses upon written authorization from the Fund. 3. License of Data; Warranty; Termination of Rights A. The valuation information and valuations being provided to the Fund by Fund Services pursuant hereto (collectively, the “Data”) is being licensed, not sold, to the Fund. The Fund has a limited license to use the Data only for purposes necessary to valuing the Fund’s assets and reporting to regulatory bodies and the Fund’s stockholders (the “License”). The Fund does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Fund’s right to use the Data cannot be passed to or shared with any other entity. The Fund acknowledges the proprietary rights that Fund Services and its suppliers have in the Data. B. THE FUND HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER. C. Fund Services may stop supplying some or all Data to the Fund if Fund Services’ suppliers terminate any agreement to provide Data to Fund Services. Also, Fund Services may stop supplying some or all Data to the Fund if Fund Services reasonably believes that the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of Fund Services’ suppliers demand that the Data be withheld from the Fund. Fund Services will provide notice to the Fund of any termination of provision of Data as soon as reasonably possible. 4. Pricing of Securities Fund Services will receive pricing from the Fund or its agent. Fund Services shall not have any obligation to verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, any of their affiliates, or any third party source. Notwithstanding anything else in this Agreement to the contrary, Fund Services and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, any of their affiliates, or any third party source.

5. Changes in Accounting Procedures Any resolution approved by the Board of Directors that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Fund Services. 6. Changes in Equipment, Systems, Etc. Fund Services reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Fund under this Agreement or the Fund’s internal control over financial reporting. 7. Compensation Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time by consent of both parties to this agreement). Fund Services shall also be reimbursed for such miscellaneous expenses (set forth in Exhibit A as are reasonably incurred by Fund Services in performing its duties hereunder). The Fund shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify Fund Services in writing within thirty (30) calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 ½ % per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to Fund Services shall only be paid out of the assets and property of the Fund involved. 8. Representations and Warranties A. The Fund hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that: (1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its respective obligations hereunder; (2) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its organizational documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and (4) A registration statement under the 1940 Act became effective prior to the effective date of this Agreement. B. Fund Services hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that: (1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder; (2) This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its organizational documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. 9. Standard of Care; Indemnification; Limitation of Liability A. Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Neither Fund Services nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Fund, the Fund’s investment adviser or any other service provider to the Fund, or any employee of the foregoing; or for any loss suffered by the Fund, the Fund, or any third party in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’ reasonable control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless Fund

Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable and documented attorneys’ fees) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by the Fund or the Fund’s investment adviser or by any duly authorized officer of the Fund, as approved by the Board of Directors of the Fund, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees. The Fund acknowledges that the Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities. The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors. Fund Services shall indemnify and hold the Fund and the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Fund or the Fund may sustain or incur or that may be asserted against the Fund or the Fund by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the terms the “Fund” and the “Fund” shall include each entity’s directors, officers and employees. In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services shall as promptly as possible under the circumstances notify the Fund in the event of any service interruption that materially impacts Fund Services’ services under this Agreement. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services as soon as practicable. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect Fund Services’ premises and operating capabilities, books and records maintained on behalf of the Fund at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall obtain and provide the Fund, at such times as they may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement. Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense. Fund Services shall promptly notify the Fund upon discovery of any material administrative error, and shall consult with the Fund about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Fund or the Fund’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Fund compliance. In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such) under this Agreement; or (ii) any delay by reason of circumstances not reasonably foreseeable and beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply. B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent. C. The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement. D. If Fund Services is acting in another capacity for the Fund or the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity. 10. Proprietary and Confidential Information Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund and the Fund all records and other information relative to the Fund and the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders) including all shareholder trading information, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities provided to the extent permitted by law, Fund Services shall provide the Fund notice prior to such disclosures, or when so requested by the Fund. Fund Services acknowledges that it may come into possession of material nonpublic information with respect to the Fund and confirms that it has in place effective procedures to prevent the use of such information in violation of applicable insider trading laws. Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders. In addition, Fund Services has implemented and will maintain an effective information security program reasonably designed to protect information relating to Shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry. Upon written request from the Administrator, Fund Services shall provide a written description of its Information Security Program. Fund Services shall promptly notify the Administrator in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of the Fund (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). Fund Services shall promptly investigate and remedy, and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. Fund Services shall bear the cost of the Security Breach only if Fund Services is determined to be responsible for such Security Breach. In addition to, and without limiting the foregoing, Fund Services promptly cooperate with the Administrator, the Fund or any of their affiliates’ regulators at Fund Services’ expense (only if Fund Services is determined to be responsible for such Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

Fund Services will provide the Fund with certain copies of third party audit reports (e.g., SSAE 16 or SOC 1) through access to Fund Services’ CCO Portal (limited to two persons) to the extent such reports are available and related to services performed or made available by Fund Services under this Agreement. The Fund acknowledges and agrees that such reports are confidential and that it will not disclose such reports except to its employees and service providers who have a need to know and have agreed to obligations of confidentiality applicable to such reports. Notwithstanding the foregoing, Fund Services will not share any nonpublic personal information concerning any of the Fund’s shareholders to any third party unless specifically directed by the Administrator or allowed under one of the exceptions noted under the Act. 11. Term of Agreement; Amendment This Agreement may be terminated by either party upon giving sixty (60) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by the parties. 12. Records Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Fund, as applicable, and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund on and in accordance with its request. Fund Services agrees to provide any records necessary to the Fund to comply with the Fund’s disclosure controls and procedures and internal control over financial reporting adopted in accordance with the SOX Act. Without limiting the generality of the foregoing, Fund Services shall cooperate with and assist the Fund as necessary by providing information to enable the appropriate officers of the Fund to (i) execute any required certifications and (ii) provide a report of management on the Fund’s internal control over financial reporting (as defined in Rule 30a-3(d) under the 1940 Act). 13. Governing Law This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

14. Duties in the Event of Termination In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Fund by written notice to Fund Services, Fund Services will promptly, upon such termination, except in the case of a material breach by Fund Services, in which case all expenses shall be borne by Fund Services, and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which Fund Services has maintained the same, the Fund shall pay any reasonable and documented expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund. 15. No Agency Relationship Fund Services shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund, or to conduct business in the name, or for the account, of the Fund. 16. Data Necessary to Perform Services The Fund or its agents shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If Fund Services is also acting in another capacity for the Fund, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such capacity. 17. Notification of Error The Fund will notify Fund Services of any discrepancy between Fund Services and the Fund, including, but not limited to, failing to account for a security position in the Fund’s portfolio, by the later of: within five (5) business days after receipt of any reports rendered by Fund Services to the Fund; within five (5) business days after discovery of any error or omission not covered in the balancing or control procedure, or within five (5) business days of receiving notice from any shareholder. 18. Compliance with Laws The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information (or similar disclosure documents) included in its registration statement on Form N-2 filed with the SEC. Fund Services’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

The Fund shall immediately notify Fund Services if the investment strategy of the Fund materially changes or deviates from the investment strategy disclosed in the current prospectus, or if it becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Fund or the services provided under this Agreement. 19. Assignment This Agreement may not be assigned by either party without the prior written consent of the other party. 20. Notices Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below: Notice to Fund Services shall be sent to: U.S. Bancorp Fund Services, LLC 777 East Wisconsin Avenue Milwaukee, WI 53202 Attn: GFS Contracts Email: GFSContracts@usbank.com and notice to the Fund shall be sent to: Churchill Direct Lending Fund c/o Churchill Asset Management LLC 375 Park Avenue, 10th Floor New York, NY 10152 Attn: Lily Xuan Email: Lily.xuan@churchillam.com 21. Multiple Originals This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. 22. Entire Agreement This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date written above. CHURCHILL DIRECT LENDING FUND U.S. BANCORP FUND SERVICES, LLC By: Name: Marissa Hassen Title: Chief Accounting Officer Date: September 30, 2026 By: Name: Title: Date: Elizabeth Scalf Senior Vice President 10/1/2026

Exhibit A to the Fund Accounting Servicing Agreement Annual Base Fees Based upon the Average Net Assets per Fund* First $250 Million Next $250 Million Balance Minimum Fee per Fund Fund Administration & Fund Accounting 8 bps 6 bps 4 bps $100,000 per fund Chief Compliance Officer Support Fee** $3,000 per year per fund complex for each U.S. Bank service selected Note Additional fee of $15,000 for each additional class, blocker, Controlled Foreign Corporation (CFC), and/or sub-advisor **Global Fund Services does not serve as the fund’s Chief Compliance Officer Annual Base Fees include the following services: • Fund Accounting: Maintain security master file and portfolio records; NAV calculation; reconciliation services; expense processing and reporting; maintain tax lot detail; • Chief Compliance Officer Support Fee: Access to the CCO Portal including business line Critical Procedures, Compliance Controls, Reporting on Testing of Compliance Controls, Annual U.S. Bank Global Fund Services CCO Review, SOC1 audits of business lines; Quarterly 38a-1 certifications to the CCO; CCO events, including quarterly business update calls and periodic webinars and CCO forums. *Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative). Fees are calculated pro rata and billed monthly.

Additional Services Fund Administration and Fund Accounting Services Data Services Pricing and Security Setup Services For daily pricing, setup, and maintenance of each security (estimated 252 pricing days annually) • $0.08 – Listed Equity Instruments and rates including but not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps • $0.50 – Lower Tier Cost Fixed Income Instruments including but not limited to: Domestic Corporate and Governments Agency Bonds, Mortgage-Backed Securities, and Municipal Bonds • $0.80 – Higher Tier Cost Fixed Income Instruments including but not limited to: CMO and Asset Backed Securities; Money Market Instruments; Foreign Bonds; and High Yield Bonds • $1.00- Bank Loans • Derivative Instruments are generally charged at the following rates: – $0.90 – Interest Rate Swaps, Foreign Currency Swaps – $1.50 – Swaptions – $3.00 – Credit Default Swaps • $1.50 Intraday money market funds pricing, up to 3 times per day • $500 per manual Security Pricing per Month (>25 per day) Note: Prices are based on using Fund Services’ primary service provider, which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs, CDOs, private credit, private equity, and complex derivative instruments, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements. Corporate Action and Factor Services (security paydown & prepayment time series) • $2.50 per Foreign Equity Security per Month for Corporate Action Services • $1.50 per Domestic Equity Security per Month for Corporate Action Services • $4.00 per CMO and Asset Backed Security per Month for Factor Services • $1.50 per Mortgage-Backed Security per Month for Factor Services Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance) • $1.50 per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

Index Service Fees • $50 per month per fund: Tier 0 for maintenance of data for performance calculations where the client is supplying the Index data • $100 per month per fund: Tier 1 including but not limited to: ICE Indexes, Morningstar, Bloomberg, S&P, Dow Jones, CBOE, and HFR Indexes • $250 per month per fund: Tier 2 including but not limited to: MSCI Indexes, FTSE Russell • $500 per month per fund: Tier 3 including but not limited to: Wilshire Indexes, Lipper JPM • $200 per month per fund additional fee for creation of a blended index, in addition to Tier index fees. Note: Rates are based upon rates charged by the index provider and are subject to change. S&P Global and Dow Jones are their standard packages only, specialized packages from all index providers will result in a higher fee. Use of other custom, and blended indexes may result in additional fees. Index providers may require a direct contract in addition to the above service contract, which may result in additional fees payable to the index provider. All Data Service charges are subject to change based on cost increases from underlying data providers. Regulatory Filing Requirements • Form N-PORT – $12,000 per year, per Fund • Form N-CEN – $250 per year, per Fund SEC Reporting Platform Fee Active Disclosure • $42,500 (annually) – includes 10-Q, 10-K, and XBRL Tagging • $15,000 (annually) – includes Form 8Ks, Proxy Statements, other filings, if utilized. * *Includes access to file Form 8-Ks & Proxy Statements. U.S. Bank Fund Administration is not involved in the preparation and filing of Form 8-Ks & Proxy Statements. Daily Post-Trade Compliance Reporting Services • $20,000 for the first fund per fund complex • $2,500 for each additional fund SEC Derivatives Rule 18f-4 Confluence Technologies Offering Offering Price per Fund per Month* Limited Derivatives User $200 Full Derivatives User (no OTC derivatives) $300 Full Derivative User (with 1-5 OTC derivatives) $400 Full Derivative User (with 5 or more OTC derivatives) $500

Closed Fund Data Maintenance Fee $50 FTP Data Transmission – One-Time Setup Fee $200 FTP Data Transmission – Monthly Service Fee $50 *Additional fees may apply from index providers Section 15(c) Reporting • $2,000 per fund per standard reporting package for annual 15(c) meeting* • Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report • Performance reporting package: Peer Comparison Report • Additional 15c reporting is subject to additional charges • Data source – Morningstar; other data sources may incur additional charges by a third-party source. The creation of the reporting package involving other data sources is to be created by the third-party source and client. Rule 2a-5 Supplemental Services: Percentage of individual Level 2 instruments held by a Fund Monthly Fee for Such Fund 5% or less $100 More than 5% but less than 25% $200 25% or more $300 Note: The availability of the Rule 2a-5 Supplemental Services and the associated fees are subject to Fund Services’ ability to obtain comparison prices from its chosen comparison third-party pricing sources at reasonable cost. The reports provided as part of the Rule 2a-5 Supplemental Services may, in Fund Services’ sole discretion, exclude information for instruments for which an alternative comparison price is unavailable or difficult or costly to obtain. In addition, the reports provided may cease to include instruments that were previously included if alternative prices are no longer available from third-party sources or if the fees for such alternative prices rise. Digital Board Material Services: Comprehensive Digital Services Description Annual Price1 (USD) Base Fee $4,500 Per User Fee2 $500 Per Separate Committee3 Fee $500 2 Per user fee applies to all users. 3 A committee consists of a separate space on Diligent’s board portal that can be used to host and organize materials outside of the main board meeting, such as audit committees, governance committees, and executive committees.

Light Digital Offering Description Annual Price1 (USD) Base Fee $2,000 Transfer In-Kind Services • Secondary Books for Cost Basis Tracking – $5,000 per sub-account per year ESG Compliance Reporting Services • Monthly Investor Transparency Reporting $12,000 per year per fund. Fund Services will provide a portfolio level ESG risk rating – across several criteria – to either the investment manager or the underlying investors as needed monthly. The ESG risk rating will be derived from leading market vendor data received in respect of those equity or equity derived portfolio investments where the corresponding risk data can be sourced. The risk rating will be assigned at a portfolio level based on its month end holdings and will be expressed as either a percentage of Net Asset Value or as a percentage of total portfolio holdings. Tax Reporting – C-Corporations Federal Tax Returns • Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $25,000 • Prepare Federal and State extensions (If Applicable) – Included in the return fees • Prepare provision estimates – $2,000 Per estimate State Tax Returns • Prepare state income tax returns for funds and blocker entities – $1,500 per state return • Sign state income tax returns – $2,000 per state return • Assist in filing state income tax returns – Included with preparation of returns • State tax notice consultative support and resolution – $1,000 per fund Tax Reporting – Controlled Foreign Corporations (CFCs) Prepare book-to-tax adjustments & Form 5471– $5,000 per year Optional Tax Services RIC • Additional Capital Gain Dividend Estimates – (First two included in core services) – $1,000 per additional estimate • State tax returns - (First two included in core services) – $1,500 per additional return Partnership Tax Services

Federal Tax Returns • Prepare partnership federal income tax returns for master or standalone investment fund (up to 100 investors): $5,000 • Prepare partnership federal income tax returns for feeder entity (up to 100 K-1s) – $2,000 • Prepare Federal and State extensions (If Applicable); Included in the return fees • Prepare corporate federal tax returns and analysis for US blocker entities – $2,500 per blocker • Prepare corporate federal tax returns and analysis for foreign blocker entities – $2,000 per blocker • Prepare tax analysis for Special Purpose Vehicles (SPV’s) – $2,000 per SPV • PFIC Statements: Additional $5,000 Per PFIC request • Coordinate filings and help facilitate payments to federal and local governments (If Applicable); Included in the return fees • Prepare K-1 estimates – $3,000 Per Estimate request State Tax Returns • Prepare state income tax returns for funds and blocker entities – $1,500 per state return • Sign state income tax returns – $2,000 per state return • Assist in filing state income tax returns – Included with preparation of returns • State tax notice consultative support and resolution – $1,000 per fund • Prepare New York Form IT- 204-LL – $250 Additional fee for Returns with over 100 investors to be added based on complexity. Note – Increase analysis due to side pocket allocation analysis may result in additional fees. Note – US Corporation preparation fees do not include 1099-DIV reporting Additional Fees and Expenses Miscellaneous Expenses All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: • Mailing, sorting and postage • Stationary • Specialized programming • Special/customized reports • Third-party data provider costs • Wash sales reporting • Tax e-filing charges • PFIC monitoring • Conversion expenses (if necessary) • Federal and state regulatory filing fees • Travel expenses • Third party auditing and legal expenses • EDGAR/iXBRL filing (may be charged by third-party or U.S Bank)

• Fair value services • Liquidity classification reporting • SWIFT processing • Manually processed trade files • Telephone toll-free lines • Service/data conversion, based on services performed • AML verification services • Record retention • Lost shareholder search • Unclaimed property reporting (data analysis, due diligence mailings and filings) • Disaster recovery charges • ACH fee Fed wire charges • NSCC activity charges • SS&C charges • Shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions) • Voice response (VRU) maintenance and development • Data communication and implementation charges • Omnibus conversions • FATCA and other compliance mailings • Electronic document archiving • Expenses incurred in the safekeeping, delivery and receipt of securities • Shipping • Transfer fees • Deposit withdrawals at custodian (DWAC) fees • SWIFT charges • Negative interest charges • Extraordinary expenses based upon complexity Additional Services Additional services not listed above shall be provided if and when mutually agreed upon for the fees mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided.